PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(2)
(to Prospectus dated June 17, 2009)	under the Securities Act of 1933
Registration No. 333-159588

1,548,167 Shares

BRYN MAWR BANK CORPORATION

Common Stock

We are offering 1,548,167 shares of our common stock, $1.00 par value per share, pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the NASDAQ Global Select Market and trades under the symbol “BMTC.” On May 13, 2010, the last reported sale price of our common stock on the NASDAQ Global Select Market was $19.81 per share.

We are offering these shares of common stock on a reasonable efforts basis primarily to institutional investors. No offering or sale is conditioned on the consummation of sales to other investors. We have retained Stifel, Nicolaus & Company, Incorporated, Keefe, Bruyette & Woods, Inc. and Boenning & Scattergood, Inc. as exclusive placement agents in connection with this offering.

These shares of common stock will not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other governmental agency.

Our business and an investment in our common stock involve risk. You should carefully consider the risks described in the caption “Risk Factors” beginning on page S-8 of this prospectus supplement and page 6 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price of shares	$17.00	$26,318,839
Placement agent fees	$0.85	$1,315,942
Proceeds, before expenses, to Bryn Mawr Bank Corporation	$16.15	$25,002,897

We estimate the total expenses of this offering, excluding the placement agents’ fees, will be approximately $270,000. The placement agents are not purchasing or selling any of our shares being offered pursuant to this prospectus supplement or the accompanying prospectus. Because there is no minimum number of shares required to be sold as a condition to closing this offering, the actual offering amount and net proceeds to us, if any, may be substantially less than the proceeds set forth above. We are not required to sell any specific number or dollar amount of the shares in this offering, but the placement agents will use their reasonable best efforts to arrange for the sale of all of the shares offered.

Some or all of the proceeds received as payment for the shares sold in this offering may be wired to an escrow account and held until we and the placement agents notify the escrow agent that the offering has closed, and indicate the date on which the shares are to be delivered to purchasers and the proceeds are to be delivered to us.

We expect that delivery of the shares being offered pursuant to this prospectus supplement will be made to purchasers on or about May 18, 2010.

Lead Placement Agent

Stifel Nicolaus

Placement Agents

Keefe, Bruyette & Woods

and

Boenning & Scattergood, Inc.

The date of this prospectus supplement is May 14, 2010

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the placement agents have authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it.

We are offering to sell and seeking offers to buy the common stock only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus that we may provide you is accurate as of any date other than its respective date. Our business, financial condition, results of operation and prospects may have changed since those dates.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	S-2

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS	S-3

PROSPECTUS SUPPLEMENT SUMMARY	S-5

THE OFFERING	S-7

RISK FACTORS	S-8

USE OF PROCEEDS	S-10

DIVIDEND POLICY	S-10

DESCRIPTION OF COMMON STOCK	S-10

PLAN OF DISTRIBUTION	S-10

INDEMNIFICATION OF OFFICERS AND DIRECTORS	S-13

LEGAL MATTERS	S-13

EXPERTS	S-13

Prospectus

ABOUT THIS PROSPECTUS	1

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3

PROSPECTUS SUMMARY	5

RISK FACTORS	6

USE OF PROCEEDS	7

REGULATORY CONSIDERATIONS	7

DESCRIPTION OF OUR COMMON STOCK	8

DESCRIPTION OF WARRANTS	10

DESCRIPTION OF STOCK PURCHASE CONTRACTS	11

DESCRIPTION OF UNITS	11

DESCRIPTION OF GLOBAL SECURITIES	12

SELLING SECURITY HOLDER	14

PLAN OF DISTRIBUTION	14

INTERESTS OF NAMED EXPERTS AND COUNSEL	15

LEGAL MATTERS	15

EXPERTS	15

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the common stock offered hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of this offering in the prospectus supplement differs from the description in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

Unless the context requires otherwise, in this prospectus supplement and the accompanying base prospectus, we use the terms “we,” “us,” “our,” and the “Corporation” to refer to Bryn Mawr Bank Corporation and its consolidated subsidiaries. Our common stock is traded on the NASDAQ Global Select Market under the symbol “BMTC.” When we refer to “The Bryn Mawr Trust Company” or the “Bank” in this prospectus, we mean our subsidiary, The Bryn Mawr Trust Company, which is a member of the Federal Reserve System.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. Neither we nor the placement agents have authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may only be used where it is legal to sell our common stock. You should not assume that the information that appears in this prospectus supplement, the accompanying prospectus and any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 100 F Street, N.E., Washington, DC 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our Securities and Exchange Commission filings are also available at no cost on our website, http://www.bmtc.com, as soon as reasonably practicable after we file such documents with the Securities and Exchange Commission. You can view such documents on our website by clicking on About Us, Investor Relations and then SEC Filings. Information on our website is not considered to be part of this prospectus supplement or the accompanying base prospectus.

The Securities and Exchange Commission allows us to “incorporate by reference” certain information that we file with it into this prospectus supplement and the accompanying prospectus, which means that incorporated documents are considered part of the prospectus, we can disclose important information to you by referring you to those documents. Information that we file with the Securities and Exchange Commission will automatically update and supersede this prospectus and earlier information incorporated by reference. In the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus, and information that we file with the Securities and Exchange Commission in the future and incorporate by reference in this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and prior to the termination of the offering of the securities covered by this prospectus supplement (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2009;

•	Our definitive proxy statement with respect to the Annual Meeting of Shareholders held on April 28, 2010, as filed with the Securities and Exchange Commission on March 19, 2010;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2010;

•	Our current reports on Form 8-K filed with the Securities and Exchange Commission on each of January 28, 2010, January 29, 2010, February 3, 2010, April 29, 2010, April 30, 2010 and May 4, 2010;

•

The description of our common stock contained in the Form 8-A Registration Statement filed with the Securities and Exchange Commission on December 18, 1986 pursuant to Section 12 of the Exchange Act from time to time, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description; and

•

The description of our Rights Agreement contained in the Form 8-A12G Registration Statement filed with the Securities and Exchange Commission on November 25, 2003, as amended by Amendment No. 1 on Form 8-A12G/A filed on June 2, 2004, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

Attention: Geoffrey L. Halberstadt

(610) 581-4873

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

Certain of the statements contained in this prospectus supplement and the accompanying prospectus, together with all documents incorporated by reference, may constitute forward-looking statements for the purposes of the Securities Act of 1933, as amended (“Securities Act”) and the Exchange Act, and may involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Corporation to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements with respect to the Corporation’s financial goals, business plans, business prospects, credit quality, credit risk, reserve adequacy, liquidity, origination and sale of residential mortgage loans, mortgage servicing rights, the effect of changes in accounting standards, and market and pricing trends loss. The words The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” and similar expressions are intended to identify such forward-looking statements. The Corporation’s actual results may differ materially from the results anticipated by the forward-looking statements due to a variety of factors, including without limitation:

•

the effect of future economic conditions on the Corporation and its customers, including economic factors which affect consumer confidence in the securities markets, wealth creation, investment and savings patterns, the real estate market, and the Corporation’s interest rate risk exposure and credit risk;

•	changes in the securities markets with respect to the market values of financial assets and the stability of particular securities markets;

•	governmental monetary and fiscal policies, as well as legislation and regulatory changes;

•

results of examinations by the Federal Reserve Board, including the possibility that the Federal Reserve Board may, among other things, require us to increase our allowance for loan losses or to write down assets;

•	changes in accounting requirements or interpretations;

•	changes in existing statutes, regulatory guidance, legislation or judicial decisions that adversely affect our business, including changes in federal income tax or other tax regulations;

•	the risks of changes in interest rates on the level and composition of deposits, loan demand, and the value of loan collateral and securities, as well as interest rate risk;

•

the effects of competition from other commercial banks, thrifts, mortgage companies, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money-market and mutual funds and other institutions operating in the Corporation’s trade market area and elsewhere including institutions operating locally, regionally, nationally and internationally and such competitors offering banking products and services by mail, telephone, computer and the Internet;

•	any extraordinary events (such as the September 11, 2001 events, the war on terrorism and the U.S. Government’s response to those events, including the war in Iraq);

•	the Corporation’s need for capital;

•

the Corporation’s success in continuing to generate new business in its existing markets, as well as its success in identifying and penetrating targeted markets and generating a profit in those markets in a reasonable time;

•	the Corporation’s ability to continue to generate investment results for customers and the ability to continue to develop investment products in a manner that meets customers needs;

•	changes in consumer and business spending, borrowing and savings habits and demand for financial services in our investment products in a manner that meets customers’ needs;

•	the Corporation’s timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

•	the Corporation’s ability to originate, sell and service residential mortgage loans;

•

the accuracy of assumptions underlying the establishment of reserves for loan losses and estimates in the value of collateral, the market value of mortgage servicing rights and various financial assets and liabilities;

•	the Corporation’s ability to retain key members of the senior management team;

•	the ability of key third-party providers to perform their obligations to the Corporation and the Bank;

•	technological changes being more difficult or expensive than anticipated; and

•	the Corporation’s success in managing the risks involved in the foregoing.

All written or oral forward-looking statements attributed to the Corporation are expressly qualified in their entirety by use of the foregoing cautionary statements. All forward-looking statements included in this prospectus supplement and the accompanying prospectus, together with all documents incorporated by reference, are based upon the Corporation’s beliefs and assumptions as of their respective dates. The Corporation assumes no obligation to update any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus supplement and the accompanying prospectus, together with all documents incorporated by reference, might not occur and you should not put undue reliance on any forward-looking statements. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information and Incorporation of Information Filed with the SEC” above.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, including our financial statements and the notes to those financial statements contained in such documents, before making an investment decision.

Bryn Mawr Bank Corporation

Bryn Mawr Bank Corporation is a Pennsylvania corporation incorporated in 1986 and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Corporation is the sole stockholder of its primary operating subsidiary, The Bryn Mawr Trust Company, a Pennsylvania chartered bank, as well as The Bryn Mawr Trust Company of Delaware, Bryn Mawr Financial Services, Inc., Bryn Mawr Advisors, Inc., Bryn Mawr Brokerage Co., Inc., Joseph W. Roskos Co., Inc., and Bryn Mawr Asset Management, Inc., and the sole member of Lau Associates LLC. The Corporation indirectly owns additional subsidiaries through the Bank, The Bryn Mawr Trust Company, which received its Pennsylvania banking charter in 1889 and is a member of the Federal Reserve System. The Bank’s operating subsidiaries are Insurance Counsellors of Bryn Mawr, Inc., BMT Settlement Services, Inc., BMT Mortgage Services, Inc., and BMT Leasing, Inc.

As of March 31, 2010, the Corporation and its subsidiaries had consolidated total assets of $1.2 billion, deposits of $914.4 million and stockholders’ equity of $106.3 million. As of March 31, 2010, the Corporation and its subsidiaries had 273 full time equivalent employees.

The Corporation’s principal executive offices address and telephone number are:

801 Lancaster Avenue

Bryn Mawr, PA 19010

(610) 525-1700

The Corporation and its subsidiaries offer a full range of personal and business banking services, consumer and commercial loans, equipment leasing, mortgages, insurance and wealth management services, including investment management, trust and estate administration, retirement planning, custody services, and tax planning and preparation from nine full-service branches and seven Life Care Community offices throughout Montgomery, Delaware and Chester counties.

Acquisition of First Keystone Financial, Inc.

On November 3, 2009, the Corporation announced that it had entered into a definitive Agreement and Plan of Merger (the “Agreement”) to acquire First Keystone Financial, Inc. (“First Keystone”), a Pennsylvania chartered savings and loan holding company headquartered in Media, PA, in a stock and cash transaction. In accordance with the terms of the Agreement, the acquisition is to be effected pursuant to a merger of First Keystone with and into the Corporation, and a two-step merger of First Keystone Bank with and into the Bank (collectively, the “Merger”). At December 31, 2009, First Keystone had total assets of approximately $500 million and operated eight full-service branches, primarily in Delaware County, PA.

The Agreement provides for a per share merger consideration in the form of cash and common stock of the Corporation. The per share merger consideration may be adjusted based on the level of First Keystone’s “Delinquencies” at the month-end preceding the closing date of the Merger. Delinquencies are defined in the Agreement as all loans delinquent thirty days or more, non-accruing loans, other real estate owned, troubled debt restructurings and the aggregate amount of loans charged-off between October 31, 2008 and the month-end preceding the closing date in excess of $2.5 million. “Administrative Delinquencies” as defined in the Agreement are excluded from this definition. First Keystone reported in an April 29, 2010 press release that its Delinquencies at March 31, 2010 were $13.1 million The per share merger consideration and adjustment levels pursuant to the Agreement are as follows:

FKF Delinquencies at Month-End Preceding Closing	Adjusted Amount of BMBC Stock to be Received for Each FKF Share	Adjusted Per Share Cash Consideration for Each FKF Share	Deal Value with BMTC Stock Valued at $16.00 per Share* (in millions)
Less than $10.5 million	0.6973	$2.06	$32.156
$10.5 – $12.5 million	0.6834	$2.02	$31.518
$12.5 – $14.5 million	0.6718	$1.98	$30.969
$14.5 – $16.5 million	0.6589	$1.95	$30.393
$16.5 million or more	0.6485	$1.92	$29.916

*	Calculated as the sum of (a) the product of the number of shares of First Keystone common stock outstanding, multiplied by the adjusted amount of the Corporation’s stock to be received for such shares, multiplied by the per share market price of the Corporation’s common stock, as listed on the NASDAQ Global Select Market, plus (b) the product of the number of shares of First Keystone common stock outstanding multiplied by the per share cash consideration. Numbers in this column are provided as an example of what the deal value would be assuming the market price of the Corporation’s common stock is $16.00 per share, and the number of First Keystone shares outstanding does not change. As the market price of the Corporation’s common stock fluctuates, or the number of First Keystone’s shares outstanding changes, the deal value also changes.

The closing of the Merger is subject to approval by the Pennsylvania Department of Banking, the Office of Thrift Supervision and the Federal Reserve. Regulatory applications have been filed with these agencies and are under review. On March 2, 2010, First Keystone’s shareholders approved the Merger at a special meeting.

The closing of the Merger remains subject to certain conditions more fully described in the Agreement, including, without limitation, governmental filings and regulatory approvals and expiration of applicable waiting periods, accuracy of specified representations and warranties of both parties, the absence of a material adverse effect, and obtaining material permits and authorizations for the lawful consummation of the Merger.

The above summaries of the Merger and the Agreement are qualified in their entirety by the complete text of the Agreement. For a more complete summary, see the Proxy Statement/Prospectus which was filed with the Securities and Exchange Commission on January 25, 2010 in accordance with Rule 424(b) of the Securities Act.

THE OFFERING

The following summary of the offering contains basic information about the offering and the common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the common stock, please refer to the section of the accompanying prospectus titled “Description of Our Common Stock.”

Issuer	Bryn Mawr Bank Corporation, a Pennsylvania corporation.

Common Stock Offered	1,548,167 shares of common stock, $1.00 par value per share.

Common Stock Outstanding after this Offering	10,547,561, based on shares outstanding as of May 13, 2010, which excludes 998,796 shares subject to outstanding options under our existing equity incentive plans having a weighted average exercise price of $19.88 per share, and up to 1,682,925 shares to be issued as consideration, and shares underlying options to be assumed by us, in connection with the Merger.

Use of Proceeds	We intend to use the net proceeds of this offering for those purposes identified in the “Use of Proceeds” section in this prospectus supplement.

Dividends	Our Board of Directors declared a common stock cash dividend of $0.14 per share for the first quarter of 2010 that will be distributed on June 1, 2010 to shareholders of record as of May 10, 2010. Because the shares to be issued in connection with this offering were not outstanding on May 10, 2010, you will not receive a dividend payment with respect to the shares purchased in this offering on June 1, 2010. We cannot assure you that the current $0.14 quarterly cash dividend will continue to be paid in the future. See “Dividend Policy” in this prospectus supplement.

Risk Factors	Investing in our common stock involves risk. Please refer to “Risk Factors” in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, each such report incorporated herein by reference, and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

Market and Trading Symbol for the Common Stock	Our common stock is traded on the NASDAQ Global Select Market under the symbol “BMTC.”

Transfer Agent and Registrar	Mellon Investor Services, LLC.

RISK FACTORS

Investing in our common stock involves risk. Before you decide to invest in our common stock, you should consider the risk factors described in this prospectus supplement and the accompanying prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in our updates to those risk factors in our subsequent Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and in all other information appearing in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. Please refer to “Where You Can Find More Information and Incorporation of Certain Information By Reference” in this prospectus supplement for discussions of these other filings. If any of the risks and uncertainties actually occur, our business, financial condition, and results of operations could be materially adversely affected. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment. This prospectus supplement and the accompanying prospectus are qualified in their entirety by those risk factors.

Risks Related to this Offering

There is no minimum aggregate offering amount required as a condition to the closing of this offering and the actual amount of net proceeds we receive may be lower than we anticipate, which may have an adverse effect on our business.

There is no minimum aggregate offering amount required as a condition to the closing of this offering. Accordingly, the actual amount of securities we sell may be less, and perhaps substantially less, than the maximum amount set forth on the cover page of this prospectus supplement. Likewise, the actual amount of net proceeds we receive may be substantially less than the amount set forth in this prospectus supplement under the caption “Use of Proceeds,” which is based upon an assumption that we sell the maximum amount of securities offered hereby. Any substantial shortfall in the amount of securities we sell in this offering compared to the maximum amount offered hereby could have an adverse effect on our financial condition and liquidity.

We will have broad discretion in how we use the proceeds of this offering, and we may not use these proceeds effectively, which could adversely affect our results of operations and cause our common stock price offered hereby to decline.

We will have considerable discretion in the application of the net proceeds of this offering. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. We may not invest the proceeds of this offering effectively or in a manner that yields a favorable or any return and, consequently, this could result in operating losses that could have a material and adverse effect on our business or cause the market price of our common stock to decline.

Investors in this offering may experience substantial dilution.

As described under “The Offering,” we have a substantial number of stock options to purchase common stock outstanding under our equity incentive plans and we have agreed to issue a substantial number shares of our common stock in connection with the Merger (as defined below). The exercise of options under our existing equity incentive plans, and the issuance of shares as consideration, or in the exercise of options assumed by us, in connection with the Merger, will dilute investors purchasing in this offering.

Risks Related to the Merger

Combining the two companies may be more difficult, costly or time-consuming than we expect.

The Corporation and First Keystone have operated and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the Merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the Merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate First Keystone’s operations with ours successfully and in a timely manner, the expected benefits of the Merger may not be realized.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the Merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board, the Pennsylvania Department of Banking, and various bank regulatory and other authorities. These governmental entities, including the Federal Reserve Board and the Pennsylvania Department of Banking, may impose conditions on the completion of the Merger or require changes to the terms of the Agreement. Although we do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated by the Agreement or imposing additional costs on or limiting our revenues, any of which might have a material adverse effect on us following the Merger.

There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any non-standard and/or non-customary conditions will be imposed.

If the Merger is not consummated by July 31, 2010, either party to the Agreement may choose not to proceed with the Merger.

Either First Keystone or the Corporation may terminate the Agreement if the Merger has not been completed by July 31, 2010, unless the failure of the Merger to be completed has resulted from the material failure of the party seeking to terminate the Agreement to perform its obligations.

The market price of our common stock after the Merger may be affected by factors different from those affecting First Keystone’s common stock or our common stock currently.

Our business and First Keystone’s business differ in some respects and, accordingly, the results of operations of the combined company and the market price of our shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of either First Keystone or us.

We may fail to realize the cost savings estimated for the Merger.

We expect to achieve cost savings from the Merger when the two companies have been fully integrated. While we continue to be comfortable with these expectations as of the date of this prospectus supplement, it is possible that the estimates of the potential cost savings could turn out to be incorrect. The cost savings estimates also assume our ability to combine First Keystone’s business with ours in a manner that permits those cost savings to be realized. If the estimates are incorrect, integration is delayed, or we are not able to successfully combine the two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

USE OF PROCEEDS

We anticipate that net proceeds from the sale of the 1,548,167 shares of common stock offered hereby will be approximately $24.7 million, after deducting the placement agents’ fees and estimated offering expenses. We currently intend to use the net proceeds from the sale of the common stock offered hereby for working capital and general corporate purposes, which may include, but not be limited to, investments in the Bank and our other subsidiaries for regulatory capital purposes, funding asset growth and financing possible mergers or acquisitions. We have not identified any specific merger or acquisition opportunities at this time. We will not use the proceeds of this offering as part of the cash consideration payable to the shareholders of First Keystone upon the consummation of the Merger.

While we have estimated the particular uses for the net proceeds of this offering, we cannot specify these uses with certainty. Accordingly, our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds.

DIVIDEND POLICY

In April 2010, our Board of Directors approved a common stock cash dividend of $0.14 per share for the second quarter of 2010 that will be distributed on June 1, 2010 to shareholders of record as of May 10, 2010. The $0.14 per share dividend is unchanged as compared to the previous quarterly cash dividend. The payment of future dividends is subject to the discretion of our Board of Directors which will consider, among other factors, our operating results, overall financial condition and capital requirements, as well as general business and market conditions, and we cannot assure you that the current $0.14 quarterly cash dividend will continue to be paid in the future. Shares sold in this offering will not receive the most recently declared dividend as the record date has passed.

As a bank holding company, our ability to declare and pay dividends also is subject to the guidelines of the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, regarding capital adequacy and dividends. As of March 31, 2010, we were considered well-capitalized under the capital standards that our banking regulators use to assess the capital adequacy of bank holding companies. These capital adequacy requirements specify guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The quantitative measures require us to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and Tier 1 capital to average quarterly tangible assets. Our banking regulators also make qualitative judgments about the components of our capital guidelines to calculate our capital position. To be classified as “well-capitalized” under the guidelines, banks generally must maintain ratios of total capital that are 100 to 200 basis points higher than the minimum requirements. We review our on- and off-balance-sheet items on a continual basis to ensure that the amounts and sources of our capital enable us to continue to exceed the minimum guidelines for capital adequacy.

The principal source of our cash revenues is dividends from the Bank. The Federal Reserve Board may prohibit the payment of dividends by bank holding companies if their actions constitute unsafe or unsound practices. The payment of dividends by the Bank may also be affected by factors such as the maintenance of adequate capital.

DESCRIPTION OF COMMON STOCK

The authorized capital stock of the Corporation presently is 100,000,000 shares of common stock. Please refer to “Description of Our Common Stock” in the accompanying prospectus and the documents incorporated by reference herein for a summary description of our common stock being offered hereby.

The transfer agent and registrar for our common stock is Mellon Investor Services, LLC.

PLAN OF DISTRIBUTION

We are offering the shares of our common stock through placement agents. Subject to the terms and conditions contained in the placement agency agreement, dated May 13, 2010, Stifel, Nicolaus & Company, Incorporated, Keefe, Bruyette & Woods, Inc. and Boenning & Scattergood, Inc. have agreed to act as the placement agents for the sale of an aggregate of 1,548,167 shares of our common stock. The placement agents are not purchasing or selling any shares by this prospectus supplement or the accompanying prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of shares, but have agreed to use their reasonable efforts to arrange for the sale of 1,548,167 shares.

The placement agency agreement provides that the obligations of the placement agents and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

We anticipate that common stock will be sold in this offering primarily to institutional investors. A purchaser of common stock who is considered to be an affiliate of the Corporation may be deemed to be an “underwriter” of those securities under the Securities Act in making re-offers and sales of common stock. Investors who could be considered affiliates of the Corporation should consult their legal advisers as to the consequences of being deemed an “underwriter.”

We will enter into purchase agreements with investors in connection with this offering. We reserve the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All funds from any rejected subscription will be returned immediately by us to the applicable investor, without deductions and without interest.

The shares of common stock sold in this offering will be listed on the NASDAQ Global Select Market. We expect that the shares of common stock will be delivered only in book-entry form through The Depository Trust Company, New York, New York.

Confirmations and copies of this prospectus supplement and the accompanying prospectus will be distributed to all investors who agree to purchase the common stock, informing investors of the closing date as to such shares. We currently anticipate that closing of the sale of 1,548,167 shares of common stock will take place on or about May 18, 2010. Investors will also be informed of the date and manner in which they must transmit the purchase price for their shares.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price; and

•

Stifel, Nicolaus & Company, Incorporated, Keefe, Bruyette & Woods, Inc. and Boenning & Scattergood, Inc. will receive the placement agents’ fee in accordance with the terms of the placement agency agreement.

We, our directors, executive officers and greater than five percent shareholder have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities (regardless of whether such transaction is to be settled by delivery of securities, in cash or otherwise), in each case without the prior written consent of Stifel, Nicolaus & Company, Incorporated for a period of 90 days after the date of this prospectus supplement, other than:

•	In our case:

•	the shares of our common stock to be sold hereunder;

•	any shares of our common stock issued upon the exercise of options granted under our existing stock incentive plans;

•	subject to certain limitations, any shares of common stock issued under our Dividend Reinvestment and Stock Purchase Plan;

•	any shares of our common stock issued as consideration for the Merger;

•	any shares of common stock registered, issued or sold by us pursuant to any equity incentive plans of First Keystone in effect at the closing date of the Merger; and

•	any shares of our common stock issued as compensation to our directors for their service as directors, consistent with past practice.

•	In the case of our directors, executive officers and greater than five percent shareholder:

•	certain bona fide gifts;

•	transfers to trusts for the benefit of such director or executive officer or his or her immediate family;

•	certain transfers pursuant to wills and intestate transfers;

•	certain transfers to individual retirement accounts; and

•	cashless stock option exercises or transfers to satisfy tax withholding with respect to the exercise of equity incentive plan grants.

In addition, for a period of 90 days after the date of this prospectus supplement, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, our directors, executive officers and greater than five percent shareholder have agreed not to make any demand for or exercise any right with respect to the registration of, any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We will pay the placement agents an aggregate commission equal to 5.0% of the proceeds received by us from the sale of shares of common stock in the offering. We will also reimburse the placement agents for certain limited fees and expenses incurred by them. The estimated offering expenses payable by us, in addition to the placement agents’ fee, are approximately $270,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock.

We have agreed to indemnify the placement agents against certain civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement. We have also agreed to contribute to payments the placement agents may be required to make in respect of such liabilities.

The placement agents and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees. The placement agents and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

The placement agency agreement is included as an exhibit to our Current Report on Form 8-K that we will file with the Securities and Exchange Commission in connection with the consummation of this offering.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”), the Corporation has the power to indemnify its directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, that the director or officer had no reasonable cause to believe his or her conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and to the extent that the person is adjudged to be fairly and reasonably entitled to indemnity. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Pursuant to Section 1745 of the PBCL, a corporation has the power to pay expenses (including attorneys’ fees) incurred by a director or officer in a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Corporation’s amended and restated articles of incorporation and amended and restated bylaws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The Corporation’s amended and restated bylaws also eliminate, to the full extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law.

Liability insurance covering certain liabilities that may be incurred by the Corporation’s and the Bank’s directors and officers in connection with the performance of their duties has been purchased by the Bank.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Corporation under the foregoing provisions, the Corporation has been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

LEGAL MATTERS

The validity of, and certain legal matters regarding, the common stock offered hereby will be passed upon for us by Stradley Ronon Stevens & Young, LLP. Certain legal matters will be passed upon for the placement agents by Ballard Spahr LLP.

EXPERTS

The consolidated financial statements of Bryn Mawr Bank Corporation and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

BRYN MAWR BANK CORPORATION

Common Stock

Warrants

Stock Purchase Contracts

Units

This prospectus describes some of the general terms that may apply to the securities and the general manner in which it may be offered. The specific terms of any securities to be offered, and the specific manner in which it may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement.

We may offer and sell, from time to time, in one or more offerings, any amount of the securities described in this prospectus. The aggregate initial offering price of the securities that we offer will not exceed $90,000,000. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

In addition, certain selling security holder may sell shares of our common stock from time to time under this prospectus.

Our common stock is traded on the NASDAQ Global Market under the symbol “BMTC.”

You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

The date of this prospectus is June 17, 2009.

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, in this prospectus, we use the terms “we,” “us,” “our,” “BMBC” and the “Corporation” to refer to Bryn Mawr Bank Corporation and its subsidiaries. Our common stock is traded on the NASDAQ Global Market under the symbol “BMTC.” The term “we” may also include the selling security holder in the appropriate context. When we refer to “The Bryn Mawr Trust Company” in this prospectus, we mean our subsidiary, The Bryn Mawr Trust Company, which is a member of the Federal Reserve System. We sometimes refer to The Bryn Mawr Trust Company as the “Bank.”

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any amount of the securities described in this prospectus in a dollar amount that does not exceed $90,000,000, in the aggregate.

In addition, this prospectus may be used by the selling security holder to sell shares of our common stock from time to time under this prospectus as described under the heading “Selling Security Holder.”

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in the securities. See “Where You Can Find More Information” for more information. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website (http://www.sec.gov) or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities is permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of securities occurs.

We may sell the securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents that we may designate from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

A prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to be received by the Corporation. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN

INFORMATION BY REFERENCE

This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at no cost on our website, http://www.bmtc.com, by clicking on About Us and then Investor Relations, as soon as reasonably practicable after we file such documents with the SEC. Except for those SEC filings, none of the other information on our website is part of this prospectus.

We “incorporate by reference” into this prospectus the information the Corporation files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that the Corporation files subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the following documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2008

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2009

•

Our current reports on Form 8-K filed with the SEC on each of January 20, 2009, January 29, 2009, January 30, 2009, April 21, 2009 and April 29, 2009, and our current report on Form 8-K filed with the SEC on April 28, 2009 as amended by the Form 8-K/A filed with the SEC on April 29, 2009.

•

The description of our common stock contained in the Form 8-A Registration Statement filed with the SEC on December 18, 1986 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended from time to time, including any amendment or report filed with the SEC for the purpose of updating such description

•

The description of our Rights Agreement contained in the Form 8-A12G Registration Statement filed with the SEC on November 25, 2003, as amended by Amendment No. 1 on Form 8-A12G/A filed on June 2, 2004, including any amendment or report filed with the SEC for the purpose of updating this description

•

All documents the Corporation files in the future under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act), including reports filed after the date of the initial filing of the registration statement and before the effectiveness of the registration statement, until we sell all of the securities offered by this prospectus or terminate this offering

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

Attention: Robert Ricciardi

(610) 526-2059

These incorporated documents may also be available on our web site at www.bmtc.com, by clicking on About Us and then Investor Relations. Except for incorporated documents, information contained on our website is not a prospectus and does not constitute part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often include the words “expect,” “intend,” “project,” “estimate,” “anticipate,” “will,” “plan,” “believe,” “continue,” “predict,” “contemplate,” forecast,” “target,” “potentially,” “probably,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the forward-looking statements, including without limitation:

•	the credit risks of lending activities, including changes in the level and trend of loan and lease delinquencies and write-offs;

•	the overall quality of the composition of our loan, lease and securities portfolios;

•	changes in general economic conditions, either nationally or in our market areas;

•	changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans and leases, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;

•

results of examinations of us by the Federal Reserve Board, including the possibility that the Federal Reserve Board may, among other things, require us to increase our allowance for loan losses or to write-down assets;

•	our ability to control operating costs and expenses;

•	our ability to manage loan and lease delinquency rates;

•	our ability to retain key members of our senior management team;

•	costs and effects of litigation, including settlements and judgments;

•	increased competitive pressures among financial services companies;

•	changes in consumer and business spending, borrowing and savings habits and demand for financial services in our market area;

•	legislative or regulatory changes that adversely affect our business;

•	monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to us;

•	changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Financial Accounting Standards Board, or other relevant standards setters;

•	war or terrorist activities; and

•

other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus and the incorporated documents and in our other filings with the SEC.

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus and in the incorporated documents. The development of any or all of these factors could have an adverse impact on our financial position and our results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should read this entire prospectus, including the “Risk Factors” section, and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus.

Bryn Mawr Bank Corporation

The Bryn Mawr Trust Company received its Pennsylvania banking charter in 1889 and is a member of the Federal Reserve System. In 1986, Bryn Mawr Bank Corporation was formed and on January 2, 1987, and the Bank became our wholly-owned subsidiary. We are headquartered in Bryn Mawr, PA, a western suburb of Philadelphia, PA. We, together with our subsidiaries, offer a full range of personal and business banking services, consumer and commercial loans, equipment leasing, mortgages, insurance and wealth management services, including investment management, trust and estate administration, retirement planning, custody services, and tax planning and preparation from eight full-service branches and seven Life Care Community offices throughout Montgomery, Delaware and Chester counties.

Our primary source of liquidity is dividend payments from the Bank. The Bank is subject to certain legal restrictions on its ability to pay dividends or make loans or advances to us. For information about these restrictions, please see “Regulatory Considerations” in this prospectus, “Supervision and Regulation” in Item 1 of our Form 10-K for the year ended December 31, 2008, and “22 - Dividend Restrictions” and “23 – Regulatory Capital Requirements” of the Notes to Consolidated Financial Statements contained in our Annual Report to Shareholders, incorporated by reference as Exhibit 13.1 to our Form 10-K for the year ended December 31, 2008, which has been filed with the SEC and is available as described under “Where You Can Find More Information.”

As of March 31, 2009, we had consolidated total assets of $1,169 million, net portfolio loans and leases of $883.3 million, deposits of $886.8 million and shareholders’ equity of $94.7 million. Our common stock is traded on the NASDAQ Global Market under the symbol “BMTC.” Our principal executive offices are located at 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010, and our telephone number is (610) 525-1700. Our Internet website address is http://www.bmtc.com. Unless expressly stated to the contrary herein, our Internet website and information contained in or linked to our website are not incorporated into, and are not a part of, this prospectus.

Securities We May Offer

We have summarized the material terms and provisions of the securities in the sections “Description of Our Common Stock,” “Description of Warrants,” “Description of Stock Purchase Contracts,” and “Description of Units,” which descriptions are qualified in their entirety by reference to the applicable prospectus supplement, applicable provisions of Pennsylvania law and by the Corporation’s articles of incorporation and bylaws. Complete copies of our amended and restated articles of incorporation and amended and restated bylaws are filed as exhibits to our November 21, 2007 current report on Form 8-K. You should read our articles of incorporation and bylaws for additional information before you buy our securities.

The summary description of the securities is not meant to be a complete description of what may be offered. The particular terms of the securities we offer will be described in the applicable prospectus supplement and other offering material. The applicable prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

Use of Proceeds

We intend to use the net proceeds from sales of the securities as set forth in “Use of Proceeds” and the applicable prospectus supplement relating to a specific issuance of securities. Additionally, some securities sold pursuant to this prospectus may be sold by the Selling Security Holder (as defined herein) and we will not receive the proceeds from such sales.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described below and those set forth under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Our stock price has been and is likely to be volatile.

The trading price of our common stock has been and is likely to be volatile and subject to fluctuations in price. This volatility is in response to various factors, many of which are beyond our control, including:

•	actual or anticipated variations in quarterly operating results from historical results or estimates of results prepared by securities analysts;

•	announcements of new services or products by us or our competitors;

•	announcements by us of significant acquisitions, dispositions and financings;

•	conditions or trends in the financial services industry;

•	additions or departures of key personnel;

•	general economic conditions and interest rates; and

•	sales of our common stock.

In addition, the stock market in general, and the NASDAQ Global Market and the market for commercial banks and other financial services companies in particular, has experienced significant price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. As a result of these and related events and factors, among others, the value of an investment in the securities may decline.

We rely on dividends from the Bank for substantially all of our revenue.

We receive substantially all of our revenue as dividends from the Bank. Federal regulations limit the amount of dividends that the Bank may pay to us. See “Regulatory Considerations.” In the event the Bank becomes unable to pay dividends to us, we may not be able to service our debt, pay our other obligations or pay dividends on our common stock. Accordingly, our inability to receive dividends from the Bank could also have a material adverse effect on our business, financial condition and results of operations and the value of your investment in the securities.

Our common stock is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on our common stock; and we are not limited on the amount of indebtedness we and our subsidiaries may incur in the future.

Our common stock ranks junior to all indebtedness and other non-equity claims on the Corporation with respect to assets available to satisfy claims on the Corporation, including in a liquidation of the Corporation. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of our common stock, (1) dividends are payable only when, as and if authorized and declared by our board of directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our board of directors deems relevant, and (2) as a Pennsylvania corporation, under Pennsylvania law we are subject to restrictions on payments of dividends out of lawfully available funds. See “Regulatory Considerations.” Also, the Corporation’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

In addition, we are not limited by our common stock in the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the common stock or to which the common stock will be structurally subordinated.

There may be future sales of additional common stock or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock or other securities. Additionally, our shareholders may in the future approve the authorization of additional classes or series of stock which may have distribution or other rights senior to the rights of our common stock, or may be convertible into or exchangeable for, or may represent the right to receive, common stock or substantially similar securities. The future issuance of shares of our common stock or any other such future class or series could have a dilutive effect on the holders of our common stock. Additionally, the market value of our common stock could decline as a result of sales by us of a large number of shares of common stock or any future class or series of stock in the market or the perception that such sales could occur.

USE OF PROCEEDS

We expect to use the net proceeds from the sales of the securities for general corporate purposes (other than proceeds from sales by the Selling Security Holder), which may include:

•	possible acquisitions;

•	possible dividend reinvestment or direct stock purchase plans;

•	investing in, or extending credit to, our operating subsidiaries;

•	investments at the holding company level;

•	reducing or refinancing existing debt;

•	other purposes as described in any prospectus supplement.

Pending such use, we may temporarily invest the net proceeds of any offering. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as indicated in a prospectus supplement, allocations of the proceeds to specific purposes will not have been made at the date of that prospectus supplement.

In the event the sale of common stock is undertaken by the Selling Security Holder, we will not receive any proceeds from such sales.

We continually evaluate possible business combination opportunities. As a result, future business combinations involving cash, debt or equity securities may occur. Any future business combination or series of business combinations that we might undertake may be material, in terms of assets acquired, liabilities assumed or otherwise, to our financial condition.

REGULATORY CONSIDERATIONS

As a bank holding company, the Corporation is subject to regulation, supervision and examination by the Federal Reserve Board. For a discussion of elements of the regulatory framework applicable to the Corporation and its subsidiaries, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the other documents incorporated herein by reference as described under “Where You Can Find More Information.” This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders, including holders of securities described in this prospectus. As a result of this regulatory framework, our results of operations and financial condition are affected by actions of the Federal Reserve Board and the FDIC, which insures the deposits of our subsidiary bank, the Bryn Mawr Trust Company.

Our ability to pay dividends on our common stock depends primarily on dividends we receive from the Bank. Under federal regulations, the dollar amount of capital distributions (including dividends) the Bank may make depends upon its capital position and recent net income. Generally, savings institutions, that before and after the proposed distribution remain well-capitalized, may make capital distributions during any calendar year equal to up to 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision by the Federal Reserve Board may have its dividend authority restricted by the Federal Reserve Board.

Under Pennsylvania law, the Corporation is generally prohibited from paying a dividend or making any other distribution if, after making such distribution, it would be unable to pay its debts as they become due in the usual course of business, or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed if it were dissolved at the time of the distribution, to satisfy preferential rights on dissolution of holders of preferred stock ranking senior in right of payment to the capital stock on which the applicable distribution is made.

There are numerous other governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business and on our ability to pay dividends on our common stock. Depository institutions, like the Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters.

In addition to the foregoing regulatory restrictions, we are and may in the future become subject to contractual restrictions that would limit or prohibit us from paying dividends on our common stock.

DESCRIPTION OF OUR COMMON STOCK

Authorized Common Stock

As of May 31, 2009, our authorized common stock, $1.00 stated value per share, was 100,000,000 shares, of which 8,779,079 shares were issued and outstanding. Shares of our common stock, when issued against full payment of the purchase price, and shares of our common stock issuable upon conversion, exchange or exercise of any of the other securities offered by this prospectus, will be validly issued, fully paid and non-assessable.

General

The holders of our common stock are entitled to

•	one vote for each share of common stock held;

•	receive dividends if and when declared by our board of directors from our unreserved and unrestricted earned surplus or our unreserved and unrestricted net earnings for the current fiscal year; and

•

share ratably in our net assets legally available to our shareholders in the event of our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors and preferred shareholders, if any, or provision for such payment.

Because we are a holding company, our rights and the rights of our creditors and shareholders to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of the subsidiary’s creditors, except to the extent that the Corporation itself may be a creditor having recognized claims against the subsidiary.

Holders of our common stock have no preemptive, subscription, redemption, conversion or cumulative voting rights. Our outstanding common stock is fully paid and nonassessable.

Our common stock is listed on the NASDAQ Global Market under the symbol “BMTC.” The transfer agent for our common stock is Mellon Investor Services LLC, 480 Washington Blvd., Newport Office Center VII, Jersey City, NJ. 07310.

Anti-Takeover Measures - Our Shareholder Rights Agreement and Pennsylvania Law

The Corporation has adopted a rights plan for its shareholders designed to protect the rights of the shareholders and discourage unwanted or hostile takeover attempts that are not approved by the Corporation’s board of directors. The rights plan allows holders of the Corporation’s common stock to purchase shares in either the Corporation or an acquirer of the Corporation at a discount to market value in response to specified takeover events that are not approved in advance by the Corporation’s board of directors.

The Rights. On November 18, 2003, Corporation’s board of directors declared a dividend of a right to acquire one one-fourths of a share of the Corporation’s common stock for each share of the Corporation’s common stock outstanding. The rights currently trade with and are inseparable from the Corporation’s common stock.

Exercise Price. Each right allows its holder to purchase from the Corporation one one-fourths of a share of its common stock for $22.50.

Exercisability. The rights will not be exercisable until the earlier of:

Ten business days (or such later date as may be determined by the Corporation’s board of directors and publicly announced by the Corporation) after a public announcement by the Corporation that a person or group, has obtained beneficial ownership of 20% or more of the Corporation’s outstanding common stock; or

Ten business days (or such later date as may be determined by the Corporation’s board of directors and publicly announced by the Corporation) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming the beneficial owner of 20% or more of the Corporation’s outstanding common stock.

The date when the rights become exercisable is referred to in the rights plan as the “distribution date.” After that date, the rights will be evidenced by rights certificates that the Corporation will mail to all eligible holders of its common stock. A person or a member of the group that has obtained beneficial ownership of 20% or more of the Corporation’s outstanding common stock may not exercise any rights even after the distribution date.

Consequences of A Person or Group Becoming an Acquiring Person. A person or group that acquires beneficial ownership of 20% or more of the Corporation’s outstanding common stock is called an “acquiring person.”

Flip-In. When the Corporation publicly announces that a person has acquired 20% or more of its outstanding common stock, the Corporation can allow for rights holders, other than an acquiring person, to buy $45.00 worth of its common stock for $22.50. This is called a “flip-in.” Alternatively, the Corporation may elect to exchange one share of its common stock for each right, other than rights owned by an acquiring person, thus terminating the rights.

Flip Over. If after a person or group becomes an acquiring person, the Corporation merges or consolidates with another entity or 50% or more of the Corporation’s consolidated assets or earning power are sold, all holders of rights, other than an acquiring person, may purchase shares of the acquiring company at 50% of their market value.

The Corporation’s board of directors may elect to terminate the rights at any time before a flip-in occurs. Otherwise, the rights are currently scheduled to terminate in 2013.

The rights will not prevent a takeover of the Corporation. However, the rights may cause a substantial dilution to a person or group that acquires 20% or more of the Corporation’s common stock, unless the board of directors first terminates the rights. Nevertheless, the rights should not interfere with a transaction that is in the Corporation’s and its shareholder’s best interest because the rights can be terminated by the board of directors before the transaction is completed.

The complete terms of the rights are contained in the Rights Agreement. The foregoing description of the rights and the Rights Agreement is qualified in its entirety by reference to the Rights Agreement.

Fiduciary Duties. The Pennsylvania Business Corporation Law of 1988 (Act of December 21, 1988, P.L. 1444) (“PA BCL”) explicitly provides that the fiduciary duty of directors does not require them to:

•	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•

render inapplicable, or make determinations under, provisions of the PA BCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•

act as the board of directors, a committee of the board or an individual director, solely because of the effect such action might have on an acquisition or potential acquisition of control of the Corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

DESCRIPTION OF WARRANTS

General

We may issue warrants in one or more series to purchase common stock. Warrants may be issued independently or together with the underlying common stock and may be attached to or separate from the underlying common stock. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement are not complete and are subject to and qualified in their entirety by reference to the terms and provisions of the warrant agreement, which we will file with the SEC in connection with an issuance of any warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following, as may be applicable:

•	the title of the warrants;

•	the total number of warrants to be issued;

•	the consideration for which we will issue the warrants, including the applicable currency or currencies;

•	anti-dilution provisions to adjust the number of shares of our common stock to be delivered upon exercise of the warrants;

•	the designation and terms of the underlying common stock purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies in which investors may purchase the underlying common stock purchasable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the procedures and conditions relating to the exercise of the warrants;

•	whether the warrants will be in registered or bearer form;

•	information with respect to book-entry registration and transfer procedures, if any;

•	the minimum or maximum amount of warrants which may be exercised at any one time;

•	the date on and after which the warrants and common stock issued with the warrants will be separately transferable;

•	a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange, transfer and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders will not have any rights of holders of the common stock purchasable upon such exercise, including any rights to vote such shares of common stock or to receive any distributions or dividends thereon.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of common stock at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time prior to the close of business on the expiration date and in accordance with the procedures set forth in the applicable prospectus supplement. Upon and after the close of business on the expiration date, unexercised warrants will be void and have no further force, effect or value.

Enforceability of Rights

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce, their rights to exercise and receive the common stock purchasable upon exercise of their warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts, including stock purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our common stock. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both, our common stock and the nature and amount, or method of determining the amount;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	United States federal income tax considerations relevant to the stock purchase contracts; and

•	whether the stock purchase contracts will be issued in fully registered global form.

The applicable prospectus supplement will describe the terms of any stock purchase contracts. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of one or more of the other securities described in this prospectus. The applicable prospectus supplement may contain, where applicable, the following information about the units issued under it:

•

the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;

•	any additional terms of the agreement governing the units;

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units;

•	any applicable United States federal income tax consequences; and

•	whether the units will be issued in fully registered form.

The terms and conditions described under the description of the various securities registered hereby will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement.

We may issue the units under one or more unit agreements to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

DESCRIPTION OF GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by users of its regulated subsidiaries. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar or agent as registered holders of the securities entitled to the benefits of our articles of incorporation or the applicable warrant agreement, unit agreement or stock purchase contract agreement. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of

•	participants, who in turn act only on behalf of participants or indirect participants, and

•	certain banks, trust companies and other persons approved by it,

the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

DTC has advised us that DTC will take any action permitted to be taken by a registered holder of any securities under our articles of incorporation or the relevant warrant agreement, unit agreement or stock purchase contract agreement only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

•

we execute and deliver to the relevant agent an order complying with the requirements of the applicable warrant agreement, unit agreement or stock purchase contract agreement that the global security will be exchangeable for definitive securities in registered form; or

•	there has occurred and is continuing a default in the payment of any amount due in respect of the securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the appropriate registrar or agent will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our articles or the relevant warrant agreement, unit agreement and/or stock purchase contract agreement.

Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. The policies and procedures of DTC may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. None of the Corporation, any registrar, warrant or other relevant agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

SELLING SECURITY HOLDER

In April 2009, the Corporation sold 150,061 Shares of its common stock to Beneficial Mutual Bancorp, Inc (the “Selling Security Holder”) through a private placement of securities exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. Pursuant to the terms of such private placement, the Selling Security Holder was granted certain registration rights for the common stock it purchased in the transaction. All 150,161 shares of common stock currently held by the Selling Security Holder are included herein in connection with such registration rights.

A total of 150,061 shares of our common stock are to be offered under this prospectus for the account of the Selling Security Holder. For purposes of this prospectus, we have assumed that, after completion of the offering, none of the common stock covered by this prospectus will be held by the Selling Security Holder.

We do not know when or in what amounts the Selling Security Holder may offer the common stock for sale. The Selling Security Holder might not sell any or all of the common stock offered by this prospectus. Because the Selling Security Holder may offer all or some of the common stock pursuant to this offering, and because, to our knowledge, no sale of any of the common stock is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of shares of common stock that will be held by the Selling Security Holder after completion of the offering.

Information about the Selling Security Holder may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

We may sell the securities in any of three ways (or in any combination):

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

Each time that we use this prospectus to sell securities, we will also provide a prospectus supplement that contains the specific terms of the offering. Each prospectus supplement will include information regarding:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any delayed delivery arrangements.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

The Selling Security Holder may sell all or a portion of the common stock beneficially owned by them and offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If common stock is sold through underwriters or broker-dealers, the Selling Security Holder will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Security Holder may also sell common stock under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Bruce G. Leto, a brother of Francis J. Leto, one of our directors and an executive officer of the Bank, is a partner of and on the board of directors of Stradley Ronon Stevens & Young, LLP, a law firm headquartered in Philadelphia, Pennsylvania. The firm provides legal services to the Corporation and Bank for which the firm received approximately $324,524 in fees during fiscal 2008. Bruce Leto’s indirect interest in these fees was approximately $12,195, computed without regard to the amount of profit or loss.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Stradley Ronon Stevens & Young, LLP, a law firm headquartered in Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of Bryn Mawr Bank Corporation and subsidiaries (the Corporation) as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report dated March 13, 2009 on the consolidated financial statements of Bryn Mawr Bank Corporation and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, refers to the Corporation’s adoption of Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” effective January 1, 2006, Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006, and Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” in 2006.

1,548,167 Shares

BRYN MAWR BANK CORPORATION

Common Stock

Lead Placement Agent

Stifel Nicolaus

Placement Agents

Keefe, Bruyette & Woods

and

Boenning & Scattergood, Inc.

Prospectus Supplement

Dated May 14, 2010